Exhibit (a)(1)(E)

ORBOTECH LTD.

Form of Notice of Election to Participate in the Exchange Offer

Orbotech Ltd. (“Orbotech” or the “Company”) is making an offer (the “Exchange Offer”) to exchange certain outstanding options (“Eligible Options”) to purchase ordinary shares, New Israeli Sheqels (“NIS”) 0.14 nominal (par) value, of the Company (“Ordinary Shares”), granted in the years 2005, 2006 or 2007 pursuant to the Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005) (the “2000 Plan”) and having an exercise price greater than $20.00 per share, for new options (“New Options”) to purchase a lesser number of Ordinary Shares upon and subject to the terms the conditions set forth in the ‘Offer to Exchange’, dated November 4, 2010 (the “Offer to Exchange”).

The unique serial number of each of your options is contained in the formal option agreement covering those options, and is also accessible through the Tamir Fishman employee website (accessible at: www.tamirfishman.com) via the eSOP hyperlink. You will be able to access the Tamir Fishman employee website using the username and password previously assigned to you; however, if you do not have a username or password, or if you need any other any technical assistance in order to gain access to the Tamir Fishman website, you should contact the Orbotech Human Resources department, by telephone +972-8-9423640 or via e-mail at keren.yahalom@orbotech.com.

To validly surrender Eligible Options for exchange, you must complete, sign and deliver this Notice of Election according to the instructions set forth on this Notice of Election. The deadline for receipt of this Notice of Election is no later than 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended).

The latest dated Notice of Election properly completed, signed and delivered prior to 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended) will prevail over any previously delivered Notices of Election.

I hereby tender those of my Eligible Options specified below pursuant to the terms and conditions of the documents that make up the Exchange Offer, including the Offer to Exchange (collectively, the “Tender Offer Documents”). In doing so, I represent and acknowledge to Orbotech as follows:

•	The Eligible Options are tendered by me subject to the terms and conditions of the Tender Offer Documents, a copy of which I acknowledge having received and read, including, without limitation, Section 6 of the Offer to Exchange, which provides that the Company may terminate or amend the Exchange Offer and postpone its acceptance and cancellation of any and all Eligible Options tendered for exchange;

•	I am the registered holder of the Eligible Options hereby tendered, I have the full power and authority to tender my Eligible Options and my name and other information appearing on this Notice of Election are true and correct;

•	Neither Orbotech nor the Board of Directors of the Company is making any recommendation as to whether or not I should participate in the Exchange Offer. Participation in the Exchange Offer carries risks and there is no guarantee that I will ultimately receive greater value from the New Options if I elect to participate in the Exchange Offer than from my Eligible Options if I do not elect to participate. As a result, I must make my own decision regarding my participation in the Exchange Offer;

•	The Company’s acceptance for exchange of options tendered pursuant to the Exchange Offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Tender Offer Documents;

•	If my Eligible Options are accepted for exchange, I acknowledge that I will have no right, title or interest to such tendered Eligible Option(s) and any certificates, agreement or other documentation evidencing such option grant(s) shall be void and of no further effect;

•	If my Eligible Options are accepted for exchange, I acknowledge that the New Option(s) I receive will be granted on the date after the Exchange Offer expires, will vest and expire in accordance with new vesting and expiration schedules as set forth in the Tender Offer Documents and will be issued under, and subject to, the terms and conditions of the 2000 Plan;

•	My participation in the Exchange Offer is completely voluntary and the Company has advised me to consult my own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise of participating in the Exchange Offer;

•	If I am an Israeli resident and my Eligible Options are accepted for exchange, I further acknowledge that the New Option(s) I receive will be issued pursuant and subject to Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 and, in particular, the terms and conditions of the Pre-Ruling issued by the Israel Tax Authority on and dated October 26, 2010, a copy of which I acknowledge having received, read and understood. I will abide by that Pre-Ruling and will not request to change or replace it; and

•	Participation in the Exchange Offer will not confer upon me the right to remain employed by the Company. Participation in the Exchange Offer will not alter or affect any provisions of my employment relationship with Orbotech or any of its subsidiaries (other than to the extent that New Options replace Eligible Options). New Options will not create any contractual or other right to receive any other future equity or cash compensation, payments or benefits.

*	Please complete all of the following details and sign and date where indicated:

Grant Number	Grant Date	Exercise Price
2000 –	/ /	$
2000 –	/ /	$
2000 –	/ /	$

Given name:

“Other” or “nick” name (if any):

Family name:

Orbotech (employee) number:

Country of residence:

	DD	MM	YYYY

Signature		Date

INSTRUCTIONS

1.	To elect to exchange some or all of your Eligible Options pursuant to the Exchange Offer, you must properly complete, sign and date this Notice of Election and deliver it to the Corporate Secretary of the Company, Michael Havin (the “Corporate Secretary”). Delivery of your properly completed and signed Notice of Election must be made by scanning and attaching it as an electronic file (in PDF or other readable format) to an e-mail to be sent to the Corporate Secretary at michael.havin@orbotech.com (such electronic delivery of this Notice of Election form, “Electronic Delivery”).

2.	If, and only if, you are unable to effect Electronic Delivery, you may deliver this properly completed and signed Notice of Election to the Corporate Secretary in person (“Non-Electronic Delivery”) in a manner, and at a time and place, to be coordinated in advance with him, either by telephone at +972-8-9423622 or via e-mail at michael.havin@orbotech.com.

3.	In order to be effective, the Corporate Secretary must receive your properly completed and signed Notice of Election, either via Electronic Delivery or Non-Electronic Delivery, before 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended).

4.	Orbotech intends to confirm receipt of this Notice of Election within four Israeli business days. If you have not received an e-mail confirmation within that time, we recommend that you confirm the Company’s receipt of this Notice of Election by e-mailing the Corporate Secretary at michael.havin@orbotech.com.

5.	You should make a copy of this Notice of Election and retain it for your records.

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